Exhibit 99.1

JACKSONVILLE BANCORP ANNOUNCES

NET INCOME OF $1.3 MILLION FOR THE QUARTER

JACKSONVILLE, FLA., May 8, 2012 / PRNewswire /— Jacksonville Bancorp, Inc. (“the Company”) (NASDAQ: JAXB), holding company for The Jacksonville Bank (“Bank”), reported net income for the three months ended March 31, 2012 of $1.3 million, or $.22 per basic and diluted common share, compared to the first quarter 2011 net income of $439 thousand, or $.07 per basic and diluted common share. Book value and tangible book value per common share at March 31, 2012 were $5.23 and $4.42, respectively.

Total assets were $585.8 million at March 31, 2012, compared to $624.6 million at March 31, 2011. Net loans decreased by 9.5% to $446.0 million as of March 31, 2012, compared to $492.6 million as of March 31, 2011. Total deposits decreased 3.1% to $513.5 million as of March 31, 2012, compared to $529.8 million as of March 31, 2011. Total deposits as of March 31, 2012 increased $39.6 million from December 31, 2011 driven primarily by an increase in time deposits of $29.7 million and money market, NOW and savings deposits of $12.0 million offset by a decrease in noninterest-bearing deposits of $2 million.

The Bank exceeded regulatory standards of being “well capitalized” with total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital at 10.3%, 9.0% and 7.5%, respectively, at March 31, 2012.

As of March 31, 2012, nonperforming assets were $56.7 million, or 9.68% of total assets, compared to $40.6 million, or 6.51% of total assets a year ago. The increase in nonperforming assets from the first quarter of 2011 to the first quarter of 2012 is primarily a result of the challenging current economic environment and the market in which the Company operates. As of March 31, 2012, nonperforming assets acquired in the ABI merger were $13.0 million, or 23.1%, of total nonperforming assets.

The following table presents information concerning nonperforming assets as of the last five quarters :

	For the Period Ended
	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Nonperforming Assets
Nonperforming loans	$49,066	$46,904	$51,639		$37,101

Total nonperforming loans(1)	49,066	46,904	51,639	39,542	37,101
Foreclosed assets, net	7,667	7,968	4,314	3,172	3,543
Total nonperforming assets	56,733	54,872	55,953	42,714	40,644

Nonperforming loans and foreclosed assets as a percent of total assets	9.68%	9.77%	9.20%	6.94%	6.51%
Nonperforming loans as a percent of gross loans (1)	10.69%	10.13%	10.78%	8.15%	7.36%
Loans past due 30-89 days, still accruing interest	$10,917	$7,724	$9,270	$12,883	$14,365

(1)	Nonperforming loans and total loans exclude amounts classified as loans held-for-sale as of December 31, 2011.

The increase in loans past due 30-89 days in the current quarter, still accruing interest, was driven by the continued softening of local real estate markets. Nonperforming loans increased $2.2 million from $46.9 million for the three months ended December 31, 2011 to $49.1 million for the three months ended March 31, 2012.

The allowance for loan losses was 2.85% of total loans at March 31, 2012, compared to 2.25% for the comparable period in 2011 and 2.82% at December 31, 2011. Provision for loan loss expense was $72 thousand for the three-month period ended March 31, 2012, compared to $1.9 million for the same period in 2011. The Company has recorded net charge-offs of $14 thousand for the three-month period ended March 31, 2012, compared to $3.7 million for the comparable period in 2011. The decreased level of net charge-offs for the three months ended March 31, 2012 is due to the large amount of charge-offs the Company recorded in 2011 in conjunction with its overall strategy to reduce the level of substandard assets by taking control of properties through aggressive foreclosure efforts. Further reducing the level of net charge-offs is the slowing of declines in real estate values.

As previously disclosed, the Company has executed a financial advisory agreement with an investment banking firm (the “Firm”). Under the agreement, the Firm has agreed to work with Company management to assist in raising capital as well as advising the Company on reducing classified assets.

Price Schwenck, President and CEO of the Company, made these comments: “The high level of nonperforming assets, stemming in large part from a 50% decline in real estate values in recent years, remains very challenging. As we’ve previously reported, we are moving forward with strategies designed to strengthen our balance sheet. The economy appears to be improving in Jacksonville, and we believe there is tremendous opportunity to grow our franchise. The momentum during the first quarter is encouraging.”

Net income for the three-month period ended March 31, 2012 increased to $1.3 million, compared to a net income of $439 thousand during the comparable period in 2011. The increase in net income was driven primarily by the reduction in provision for loan loss expense. Pre-provision, pre-OREO, pre-M&A and pre-tax earnings were $1.7 million for the quarter ended March 31, 2012, compared to $2.3 million for the same period a year ago. The decrease in pre-provision, pre-OREO, pre-M&A, and pre-tax earnings from the previous year was due to a decrease in average earning assets, primarily driven by a reduction in loan balances of $44.8 million.

Net interest income decreased by $561 thousand to $5.3 million during the three-month period ended March 31, 2012 when compared to the same period in the prior year. This was due primarily to a decrease in average earning assets of $48.5 million as of March 31, 2012 when compared to the same period in the prior year. The yield on these assets decreased to 4.98% for the three-month period ended March 31, 2012, compared to 5.35% for the same period in the prior year. In addition, loan yields were down due to a decrease in the accretion recognized on acquired loans when compared to the same period in 2011. This resulted in reduced interest income of approximately $1.1 million for the three-month period ended March 31, 2012 when compared to the same period in the prior year.

Interest expense decreased by $508 thousand during the three-month period ended March 31, 2012 when compared to the same periods in the prior year. This was partially due to a decrease in the average cost of interest-bearing liabilities to 1.20% for the three-month period ended March 31, 2012, compared to 1.50% for the same period in the prior year. This decrease reflected the ongoing reduction in interest rates paid on deposits as a result of the re-pricing of deposits in the current market environment.

Noninterest income for the three-month period ended March 31, 2012 increased to $437 thousand when compared to $396 thousand in the comparable period in the prior year. The increase was driven largely by a $70 thousand fee related to a loan pre-payment received during the first quarter of 2012.

Noninterest expense remained relatively flat at $4.4 million for the three months ended March 31, 2012, compared to $4.3 million during the same period in 2011. Increases to compensation and OREO expenses were offset by reductions in data processing, occupancy and regulatory assessments.

There was no income tax expense recorded during the period ended March 31, 2012. The Company recorded a full valuation allowance against its deferred taxes at December 31, 2011. This was substantially due to the fact that it was “more likely than not” that the benefit would not be realized in future periods due to Section 382 of the Internal Revenue Code. During the three-month period ended March 31, 2012, a portion of the valuation allowance attributable to the deferred tax assets has been reduced due to the decrease in the deferred tax asset.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with approximately $586 million in assets and eight full-service branches in Jacksonville, Duval County, Florida, as well as our virtual branch. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at www.jaxbank.com.

This press release contains non-GAAP financial disclosures for pre-provision, pre-OREO, pre-M&A, and pre-tax earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. As analysts and investors view pre-provision, pre-OREO, pre-M&A, and pre-tax earnings as an indicator of the Company’s ability to absorb credit losses, we may disclose this amount in addition to net earnings. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. These disclosures should not be considered an alternative to GAAP. Please refer to the table at the end of this release for a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. The risks, uncertainties and factors affecting actual results include but are not limited to: economic and political conditions, especially in North Florida; real estate prices and sales in the Company’s markets; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; efforts to increase our capital and reduce our nonperforming assets; and technological changes. The Company’s actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 which are incorporated herein by reference.

Contact Valerie Kendall at 904-421-3051 for additional information.

JACKSONVILLE BANCORP, INC.

(Unaudited)

(Dollars in thousands except per share data)

	For the Three Months Ended
	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Earnings Summary
Total interest income	$6,671	$7,145	$7,754	$8,105	$7,740
Total interest expense	1,356	1,591	1,741	1,820	1,864
Net interest income	5,315	5,554	6,013	6,285	5,876
Provision for loan losses	72	7,617	1,737	1,109	1,929
Net interest income (loss) after provision for loan losses	5,243	(2,063)	4,276	5,176	3,947
Noninterest income	437	355	376	404	396
Noninterest expense	4,392	16,677	4,574	4,651	4,250
Income (loss) before income tax	1,288	(18,385)	78	929	93
Income tax expense (benefit)	—	8,458	(1,219)	(119)	(346)
Net income (loss)	$1,288	$(26,843)	$1,297	$1,048	$439

Summary Average Balance Sheet
Loans, gross	$459,166	$474,612	$484,122	$494,217	$516,477
Securities	70,427	65,380	66,400	66,778	65,048

Other earning assets	8,741	5,698	14,157	5,518	5,342

Total earning assets	538,334	545,690	564,679	566,513	586,867

Other assets	30,184	47,844	45,931	46,731	45,951

Total assets	$568,518	$593,534	$610,610	$613,244	$632,818

Interest-bearing liabilities	$454,613	$451,804	$473,524	$479,491	$505,160
Other liabilities	84,400	85,936	82,305	80,543	75,363
Shareholders’ equity	29,505	55,794	54,781	53,210	52,295
Total liabilities and shareholders’ equity	$568,518	$593,534	$610,610	$613,244	$632,818

Per Share Data
Basic earnings (loss) per share	$.22	$(4.56)	$0.22	$0.18	$0.07
Diluted earnings (loss) per share	$.22	$(4.56)	$0.22	$0.18	$0.07
Basic weighted average shares outstanding	5,889,822	5,889,822	5,889,822	5,889,288	5,888,809
Diluted weighted average shares outstanding	5,890,689	5,889,822	5,890,553	5,891,030	5,890,306
Book value per basic share at end of period	$5.23	$4.98	$9.52	$9.27	$8.96
Tangible book value per basic share at end of period	$4.42	$4.15	$6.76	$6.50	$6.27
Total shares outstanding at end of period	5,889,822	5,889,882	5,889,822	5,889,822	5,888,809
Closing market price per share	$3.53	$3.15	$4.89	$6.59	$6.99

Selected Ratios
Return on average assets	.91%	(17.94)%	0.84%	0.69%	0.28%
Return on average equity	17.56%	(190.87)%	9.39%	7.90%	3.40%
Average equity to average assets	5.19%	9.40%	8.97%	8.68%	8.26%
Tangible common equity to tangible assets	4.48%	4.39%	6.73%	6.39%	6.07%
Interest rate spread	3.78%	3.80%	3.99%	4.22%	3.85%
Net interest margin	3.97%	4.04%	4.22%	4.45%	4.06%
Allowance for loan losses as a percentage of total loans (1)	2.85%	2.82%	2.75%	2.47%	2.25%
Allowance for loan losses as a percentage of NPL’s (1)	22.98%	27.77%	25.56%	30.33%	30.54%
Ratio of net charge-offs as a percentage of average loans	0.01%	6.51%	0.44%	0.36%	2.88%
Efficiency ratio	76.36%	282.23%	71.59%	69.53%	67.76%

(1)	Nonperforming loans and total loans exclude amounts classified as loans held-for-sale as of December 31, 2011.

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands except per share data)

Summary Balance Sheet	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Cash and cash equivalents	23,136	9,955	22,972	24,313	12,601
Securities	78,768	66,025	63,892	63,796	65,189
Loans, gross	459,121	462,607	479,083	485,442	503,919
Allowance for loan losses	(13,082)	(13,024)	(13,197)	(11,993)	(11,331)
Loans, net(1)	446,039	449,583	465,886	473,449	492,588
Goodwill	3,137	3,137	14,326	14,210	13,621
Other intangible assets, net	1,642	1,774	1,916	2,069	2,223
All other assets	33,111	30,951	38,952	37,427	38,421
Total assets	585,833	561,425	607,944	615,264	624,643
Deposit accounts	513,513	473,907	511,754	521,233	529,783
All other liabilities	41,518	58,174	40,126	39,456	42,076
Shareholders’ equity	30,802	29,344	56,064	54,575	52,784
Total liabilities and shareholders’ equity	585,833	561,425	607,944	615,264	624,643

(1)	Nonperforming loans and total loans exclude amounts classified as loans held-for-sale as of December 31, 2011.

GAAP to Non-GAAP Reconciliation (in thousands)
	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Net income (loss)	$1,288	($26,843)	$1,297	$1,048	439
Plus: Total provision for loan losses	72	7,617	1,737	1,109	1,929
OREO (net of income)	358	1,019	392	350	243
M&A	—	22	1	105	25
Goodwill impairment	—	11,159	—	—	—
Income tax expense (benefit)	—	8,458	(1,219)	(119)	(346)
Pre-provision, pre-OREO, pre-M&A and pre-tax earnings	$1,718	$1,432	$2,208	$2,493	$2,290